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                                                                   Exhibit 2.4

                              EMPLOYMENT AGREEMENT

           THIS EMPLOYMENT AGREEMENT (the "Agreement") is effective as of the 1st day of February, 2000 (the "Agreement Effective Date"), by and between CALIFORNIA COMMUNITY BANCSHARES, INC., a Delaware corporation (the "Employer"), and DAVID E. HOOSTON (the "Employee") (collectively, the "Parties"):

                                 R E C I T A L S

           A. WHEREAS, Employee has been providing consulting services to BELVEDERE CAPITAL PARTNERS LLC ("BELVEDERE") pursuant to that certain Consulting Agreement dated May 6, 1999 (the "Consulting Agreement") between Employee and BELVEDERE;

           B. WHEREAS, BELVEDERE and Employee desire, as of January 31, 2000, to cancel, supercede and terminate the Consulting Agreement; and that BELVEDERE be released from all of its obligations under the Consulting Agreement;

           C. WHEREAS, Employee and CALIFORNIA FINANCIAL BANCORP ("CFB") entered into a Departure Agreement and General Release on May 6, 1999 (the "Release Agreement");

           D. WHEREAS, Employer and Employee desire to enter into a new agreement, as of the Agreement Effective Date, for the purpose of employing Employee as Employer's Director of Corporate Development.

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           NOW, THEREFORE, IN CONSIDERATION OF THE SERVICES TO BE PERFORMED
IN THE FUTURE AND ON THE PROMISES AND COVENANTS CONTAINED HEREIN, THE PARTIES MUTUALLY AGREE AS FOLLOWS:

           1. Employer agrees to pay Employee (1) $101,250 pursuant to the Release Agreement in full payment by CFB of the consideration set forth in Section 2 of the Release Agreement, payable on execution of this Agreement; (2) $11,250 payable on March 6, 2000, $11,250 payable on April 6, 2000, and $11,250 payable on May 6, 2000; (3) any accrued and unused and unpaid vacation time pursuant to the terms of the Consulting Agreement, payable on February 1, 2000; and, (4) payment for hours worked, and unpaid, in excess of fifty (50) per week pursuant to the terms of the Consulting Agreement, payable on February 1, 2000. The payments to Employee set forth in this Paragraph 1 of the Agreement shall be in full and complete satisfaction of any and all rights which Employee may enjoy under the Consulting Agreement with BELVEDERE and the Release Agreement with CFB and is expressly conditioned upon receipt by BELVEDERE and Employer (as successor in interest to CFB) of a full and unconditional release from Employee in the form of Exhibit A.

           2. EMPLOYMENT AND DUTIES. Employer and Employee hereby enter into this Agreement upon the terms and conditions hereinafter set forth. Employee is hereby employed as the Director of Corporate Development of Employer, reporting to Employer's Chief Executive Officer. Employee shall perform the customary duties of a Director of Corporate Development of a corporation and such attendant duties as may, from time to time, be reasonably requested of Employee by the Employer's Board of Directors (the "Board"). In connection with Employee's

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employment as Director of Corporate Development, Employee's duties shall include serving without compensation on the Board, if requested.

           3. EXTENT OF SERVICES. During the Employment Term (as defined below), in addition to Employee's obligations under Section 2, above, Employee shall:

                      (a) Observe and conform to Employer's policies and directions promulgated by the Board from time to time;

                      (b) Assume and perform those duties customarily performed by a Director of Corporate Development of a corporation, including, without limitation, general executive duties and other powers and duties pertaining by law, regulations, or practice to the office of Director of Corporate Development, or otherwise imposed by the by-laws of Employer;

                      (c) Serve as a full-time employee, and devote Employee's ability and attention to the business of Employer during the term of this Agreement.

           4. TERM OF EMPLOYMENT. Subject to prior termination of this Agreement as hereinafter provided in Section 6, Employer hereby employs Employee, and Employee hereby accepts employment with Employer, for a period of eleven (11) months beginning on the Agreement Effective Date and ending on December 31, 2000 (the "Employment Term").

           5. COMPENSATION AND BENEFITS. In consideration of Employee's services to Employer during the Employment Term, Employer agrees to compensate Employee, subject to such limitations as may exist under any applicable state or federal banking law or regulation, as follows:

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                      (a)        BASE COMPENSATION. Employer shall pay or cause
to be paid to Employee a base compensation of $12,500 per month, payable in conformity with Employer's normal payroll procedures (the "Base Salary").

                      (b) STOCK OPTIONS. As an inducement to Employee to execute this Agreement and to continue employment with Employer, the Parties understand and agree that California Community Bancshares, Inc. has agreed to provide to Employee the option to purchase 25,000 shares of California Community Bancshares, Inc. common stock at the price of six dollars and sixty-four cents ($6.64) per share, and that the terms and conditions of such grant shall be governed by the terms and conditions of the California Community Employee Bancshares, Inc. Stock Option Plan (the "Stock Option Plan") and the stock option agreement thereunder to be entered into between Employee and Employer, on the condition that Employee agree to release any rights to acquire Placer Capital Co. (the "Stock Option Agreement") stock under any stock option previously granted to him by Placer Capital Co. and the terms and conditions of any stock option agreement thereunder. Consistent with the terms of the Stock Option Plan, if Employee remains employed by Employer for the entire Employment Term, Employee shall have sixty (60) months following expiration of this Agreement at the end of the Employment Term to exercise his options under the Stock Option Plan.

                      (c) BONUS. Employee shall be eligible for consideration to receive a bonus in the sole discretion of the Board.

                      (d) GENERAL EXPENSES. Employer shall, upon submission and approval of written statements and bills in accordance with the then regular procedures of Employer, pay or

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reimburse Employee for any and all necessary, customary and usual expenses incurred by him while traveling for or on behalf of Employer, and any and all other necessary, customary or usual expenses (including entertainment) incurred by Employee for or on behalf of Employer in the normal course of business, as determined to be appropriate by Employer.

                      (e) INSURANCE. Employee shall be entitled to participate in such retirement plans and group life insurance, health and long-term disability plans as are provided by Employer to its employees and/or senior executives, with such terms, conditions and contributions as Employer generally provides its other employees and/or senior executives. Employee shall have the right, in Employee's discretion, to designate the beneficiary or beneficiaries of any such insurance and retirement plans.

                      (f)        VACATION. Employee shall be entitled to four
(4) weeks of paid vacation during the Employment Term. Employee shall be paid for any vacation that is accrued but unused at the end of the Employment Term.

           6. TERMINATION OF AGREEMENT. This Agreement may be terminated during the Employment Term in accordance with this Section 6. In the event of such termination, Employee shall resign as a member of the Board and shall be released from all obligations under this Agreement, except that Employee shall remain subject to Sections 8, 10, 15, 17, 18 and 21, and Employer shall be released from all obligations under this Agreement, except as otherwise provided in this Section 6 and Sections 15, 17, 18 and 21.

                      (a)        EARLY TERMINATION BY EMPLOYER FOR CAUSE.
This Agreement and Employee's employment may be terminated for cause by Employer upon written notice to

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Employee, and Employee shall not be entitled to receive compensation or other benefits for any period after termination for cause. Employee understands and agrees that his satisfactory performance of this Agreement requires conformance with reasonable standards of diligence, competence, skill, judgment and efficiency of a person holding the position of a Director of Corporate Development of a corporation and as prescribed by any applicable federal or state banking laws and regulations, and that failure to conform to such standards is cause for termination of this Agreement by Employer. "For cause" pursuant to this Agreement shall include, but not be limited to: (i) any act of dishonesty; (ii) any breach of this Agreement or any breach of a fiduciary duty (involving personal profit); (iii) any neglect of duties or negligence in carrying out duties; (iv) any willful violation of any law, rule or regulation that would have a material adverse effect on the business or financial prospects of Employer; (v) any commission of any crime; (vi) any failure by Employee to qualify at any time during the Employment Term for a fidelity bond as described in Section 7 of this Agreement; or (vii) the requirement to comply with any final cease-and-desist order or written agreement with any applicable federal or state bank regulatory authority which requests or orders Employee's dismissal or limits Employee's employment duties. Termination for cause by Employer shall not constitute a waiver of any remedies which may otherwise be available to Employer under law, equity, or this Agreement.

                      (b) EARLY TERMINATION BY EMPLOYEE. Employee may terminate this Agreement upon sixty (60) days' written notice to Employer. Employee shall not be entitled to receive compensation or other benefits under this Agreement for any period after such early termination by Employee.

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                      (c)        DEATH DURING EMPLOYMENT. This Agreement and
all benefits hereunder shall terminate immediately upon the death of Employee, provided that such termination of benefits shall not operate to prejudice or forfeit the rights of any beneficiary or beneficiaries of any life insurance policy on the life of Employee obtained pursuant to Section 5(e) hereof.

                      (d) DISABILITY. This Agreement and all benefits hereunder shall terminate if Employee is not able, as a result of an illness or other physical or mental disability, to perform the essential functions of his position as required by this Agreement for a period of three (3) consecutive months or in excess of one hundred eighty (180) days during the Employment Term, notwithstanding reasonable accommodation by Employer to Employee's known physical or mental disability, solely in accordance with, and solely to the extent required by, the Americans with Disabilities Act, 29 U.S.C. Sections 12101-213 (the "ADA"), the California Fair Employment and Housing Act (California Government Code Sections 12900-12996 (the "FEHA"), or any other state or local law governing the employment of disabled persons (provided such accommodation would not impose an undue hardship on the operation of Employer's business or a direct threat to the Employee or others) pursuant to the ADA, the FEHA, or any other state or local law governing the employment of disabled persons.

           7. FIDELITY BOND. Employee agrees that he will furnish all information and take any other steps necessary to enable Employer to obtain or maintain a fidelity bond conditional on the rendering of a true account by Employee of all moneys, goods, or other property which may come into the custody, charge or possession of Employee during the term of Employee's employment. The surety company issuing the bond and the amount of the bond must be acceptable to Employer and satisfy all banking laws and regulations. All premiums on the bond

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are to be paid by Employer. If Employee cannot qualify for a fidelity bond at any time during the term of this Agreement, Employer shall have the option to terminate this Agreement immediately, which shall constitute a termination for cause as defined in Section 6(a) hereof.

           8. PRINTED MATERIAL. All written or printed materials which shall include, but not be limited to, computer software, programs and files, used by Employee in performing duties for Employer are, and shall remain, the property of Employer, provided that any materials which belonged personally to Employee prior to his employment with Employer are, and shall remain, the property of Employee. Upon termination of Employee's employment with Employer, Employee shall return such applicable written or printed materials to Employer.

           9. MORAL CONDUCT. Employee agrees to conduct himself at all times with due regard to public conventions and morals. Employee further agrees not to do or commit any act that will reasonably tend to degrade him or to bring him into public hatred, contempt, or ridicule, or that will reasonably tend to shock or offend the community, or to prejudice Employer or the banking industry in general.

           10. DISCLOSURE OF INFORMATION. Employee recognizes and acknowledges that Employer possesses trade secrets and other confidential and/or proprietary information concerning its business affairs and methods of operation which constitute valuable, confidential, and unique assets of its business and that of its affiliates ("Proprietary Information"), which Employer has developed through a substantial expenditure of time and money and which are and will continue to be utilized in Employer's business and which are not generally known in the trade. At any time before or after termination of this Agreement, Employee agrees not to

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disclose to anyone any Proprietary Information and not to make use of any
Proprietary Information for his own purposes or for the benefit of anyone other than Employer under any circumstances. For purposes of this Section 10, Proprietary Information includes, without limitation, all information regarding products, services, processes, know-how, customers, suppliers, product and/or service development, business and capital plans, research, finances, marketing, pricing, costs and any other confidential matters relating to Employer or any affiliate of Employer. Employee recognizes and acknowledges that all financial information concerning any of Employer's customers, products or financial results is strictly confidential, and Employee shall not, at any time before or after termination of this Agreement, disclose to anyone any such information or any part thereof, for any reason or purpose whatsoever except to the extent that such information is already otherwise publicly available or to the extent such disclosure is required by Employee in order to comply with judicial process.

           Employee hereby acknowledges the particular value to the Bank of this Section 10, the loss of which cannot be reasonably or adequately compensated in an action at law or in arbitration. Therefore, Employee expressly agrees that the Bank, in addition to any other rights or remedies that the Bank shall possess, shall be entitled to injunctive and other equitable relief to prevent or remedy a breach of this Section 10 by Employee, without the necessity of posting any bond.

           Employee's obligation under this Section 10 shall survive the termination of this Agreement and/or the termination of employment.

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           11.        NON-COMPETITION BY EMPLOYEE. Employee shall not, during
the Employment Term, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, shareholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in any competing business without the prior written consent of the Board. The foregoing, however, shall not preclude Employee from engaging in appropriate civic, charitable or religious activities or from investing Employee's assets in any form or manner, or supervising these investments, provided that such investment-related activities do not, in any manner or for any significant amount of time, interfere with Employee's performance of services on behalf of Employer.

           12. NOTICES. Any notices to be given hereunder by either party to the other may be effected in writing either by personal delivery or by mail, registered or certified, postage prepaid with return receipt requested. Notices to Employer shall be given to the Employer at its then current principal office, c/o Chairman of the Board of Directors. Notices to Employee shall be sent to Employee's then current personal residence. Notices delivered personally shall be deemed communicated as of actual receipt; mailed notices shall be deemed communicated as of five (5) calendar days after mailing.

           13. ENTIRE AGREEMENT. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Employee by Employer and contains all of the covenants and agreements between the parties with respect to such employment. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement,

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statement or promise not contained in this Agreement shall be valid and binding. Any modification of this Agreement will be effective only if it is in writing signed by all parties to the Agreement.

           14. SEVERABILITY. In the event that any term or condition contained in this Agreement shall, for any reason, be held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or non-enforceability shall not affect any other term or condition of this Agreement, but this Agreement shall be construed as if such invalid or illegal or unenforceable term or condition had never been contained herein.

           15. CHOICE OF LAW AND FORUM. This Agreement shall be governed by and construed in accordance with the laws of the State of California, except to the extent preempted by the laws of the United States. Any action or proceeding brought upon, or arising out of, this Agreement or its termination shall be brought in a forum located within the State of California, and Employee hereby agrees to be subject to service of process in California.

           16. WAIVER. The parties hereto shall not be deemed to have waived any of their respective rights under this Agreement unless the waiver is in writing and signed by such waiving party. No delay in exercising any rights shall be a waiver nor shall a waiver on one occasion operate as a waiver of such right on a future occasion.

           17. WAIVER OF BREACH. The failure to enforce at any time any of the provisions of this Agreement, or to require at any time performance by the other party of any of the provisions hereof, shall in no way be construed to be a waiver of such provisions or to affect either the

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validity of this Agreement or any part hereof or the right of either party thereafter to enforce each and every provisions in accordance with the terms of this Agreement.

           18. INDEMNIFICATION. Employer shall indemnify Employee, to the maximum extent permitted under the Certificate of Incorporation and bylaws of Employer and governing laws and regulations, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by Employee in connection with any threatened or pending action, suit or proceeding to which Employee is made a party by reason of his position as an officer or agent of Employer or by reason of his service at the request of Employer, if Employee acted in good faith in the course and scope of his employment and in a manner reasonably believed to be in or not opposed to the best interests of the corporation. If available at rates determined by Employer, in its sole discretion, to be reasonable, Employer shall endeavor to apply for and obtain directors' and officers' liability insurance to indemnify and insure Employer and Employee from such liability or loss. Employee shall indemnify Employer from and against all costs, expenses, liability and damages arising out of any act of misconduct by Employee during the term of this Agreement.

           Notwithstanding the foregoing, in any administrative proceeding or civil action initiated by any federal banking agency, Employer may only reimburse, indemnify or hold harmless Employee if Employer is in compliance with any applicable statute, rule, regulation or policy of the Federal Reserve Board, the Office of the Comptroller of the Currency or any other federal or state bank regulatory agency which has jurisdiction over Employer, regarding permissible indemnification payments.

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           19.        ASSIGNMENT. Neither this Agreement nor any of the
rights or benefits hereunder shall be subject to execution, attachment or similar process, nor may this Agreement or any rights or benefits hereunder be assigned, transferred, pledged or hypothecated without the written consent of both parties hereto, except as provided in Section 5(e) hereof.

           20. CAPTIONS AND PARAGRAPH HEADINGS. Captions and paragraph headings used herein are for convenience and ready reference only and are not a part of this Agreement and shall not be used in the construction or interpretation thereof.

           21. ARBITRATION. Any controversy or claim arising out of or relating to this Agreement, or breach of this Agreement, shall be settled by arbitration in accordance with the then-effective National Rules for Resolution of Employment Disputes of the American Arbitration Association, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction. There shall be three arbitrators, one to be chosen directly by each party, and the third arbitrator to be selected by the two arbitrators so chosen. Each party shall pay the fees of the arbitrator he or it selects and of his or its own attorneys, and the expenses of his or its witnesses and all other expenses connected with representing him or its case. Other costs of the arbitration, including the cost of any record or transcripts of the arbitration, administrative fees, the fee of the third arbitrator, and all other fees and costs, shall be borne equally by the parties.

           22. WITHHOLDING. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which you have agreed.

           EXECUTED on this 1st day of February, 2000.


EMPLOYER:                                       EMPLOYEE:

/s/ Ronald W. Bachli                            /s/ David  E. Hooston
-----------------------------------             --------------------------------
California Community Bancshares, Inc.           David  E. Hooston
By:  Chief Executive Officer



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                                    EXHIBIT A

                                RELEASE AGREEMENT

           This Release Agreement ("Release") was given to me, David E. Hooston ("Consultant"), this _____ day of February 2000, by Belvedere Capital Partners LLC ("Belvedere") and California Community Bancshares, Inc. ("CCB"), as the successor in interest to California Financial Bancorp (CFB") (Belvedere, CCB and CFB referred to herein collectively as the "Companies"). At such time as this Release is executed and delivered to the Companies, CCB agrees to pay Consultant an amount equal to $101,250 payable on execution of this Release and $33,750 in three equal installments of $11,250 each payable March 6, April 6 and May 6, 2000, respectively (the "Consideration").

           In consideration of the receipt of the promise to pay the Consideration, Consultant hereby agrees, for himself and his heirs, executors, administrators, successors and assigns (hereinafter referred to as the "Releasors"), to fully release and discharge the Companies and their officers, directors, attorneys, employees, agents, insurers, underwriters, subsidiaries, partners, limited partners, limited liability companies, parents, affiliates, successors and assigns (hereinafter referred to as the "Releasees") from any and all actions, causes of action, claims, obligations, costs, losses, liabilities, debts, damages and demands under any federal, state or local law or laws, or common law, whether or not known, suspected or claimed, which the Releasors have, or hereafter may have, against the Releasees arising out of or in any way related to Consultant's provision of services as a consultant to Belvedere pursuant to that certain Consulting Agreement between Consultant and Belvedere entered into as of May 6, 1999, a copy of which is attached hereto and incorporated by reference (the "Agreement"), or otherwise, and CFB's obligations

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pursuant to that certain Departure Agreement and General Release between
Consultant and CFB entered into as of May 6, 1999, a copy of which is attached hereto and incorporated by reference.

           It is understood and agreed that this Release extends to all such claims and/or potential claims, and that Consultant, on behalf of the Releasors, hereby expressly waives all rights with respect to all such claims under California Civil Code Section 1542, which provides as follows:

           A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

           Consultant executes this Release without reliance on any representation by any Releasee. Consultant acknowledges that he has read and does understand the provisions of the Release set forth in the preceding paragraphs, that he affixes his signature hereto voluntarily and without coercion, and that no promise or inducement has been made to him other than those set out in this Release. This document does not constitute, and shall not be admissible as evidence of, an admission by any Releasee as to any fact or matter.

           In case any part of this Release is later deemed to be invalid, illegal or otherwise unenforceable, Consultant agrees that the legality and enforceability of the remaining provisions of this Release will not be affected in any way.

Dated:
      -------------, ------                  ------------------------------
                                                   David E. Hooston


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